UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): January 11, 2008
MOST HOME CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	0-29067 (Commission File Number)	98-0173359 (IRS Employer Identification No.)
Unit 1 - 11491 Kingston Street Maple Ridge, British Columbia, Canada (Address of principal executive offices)	V2X 0Y6 (Zip Code)
Registrant's telephone number, including area code: (604) 460-7634
N/A (Former name or former address, if changed since last report.)

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2008 Most Home Corp. (the "Corporation") entered into an Asset Purchase Agreement to purchase the operating assets of Netupdate, Inc. (the "Agreement"). Netupdate, Inc. is a private company based in Bellevue, Washington and is a provider of Web-based online point-of-sale technology for the mortgage lending industry. A copy of the Agreement will be filed with the Corporation's next periodic report on Form 10-QSB or 10-KSB.

Under the Agreement, the Corporation will purchase the assets of Netupdate and assume certain liabilities. In consideration of the Agreement, Most Home will at closing issue common stock with a total value of $700,000 to the shareholders of Netupdate. The Most Home shares will be restricted stock with "piggyback" registration rights. The Most Home shares to be issued at closing will not be more than 2,380,000 shares (representing a per-share price of $0.2941) or less than 1,166,667 shares (representing a per-share price of $0.60). The purchase price of each Most Home share shall, for the purposes of such calculation, be the average volume-weighted price of Most Home's shares for the twenty (20) trading days immediately prior to closing. The purchasers of the Most Home common shares will be "accredited investors" as such term is defined under Regulation D.

Most Home will be purchasing the assets of Netupdate used in the business including the following: Netupdate's name and all derivatives thereof, trade names, trademarks, service marks, and similar marks; software and other intellectual property; customer and supplier agreements to the extent assignable or transferable; furniture, fixtures and equipment; shares of stock of DocuSign, Inc.; and tangible personal property.

Most Home will assume the following liabilities: (1) all operational liabilities of Netupdate first arising from and after the closing; (2)  those trade accounts payable and accrued expenses related to normal operations of the business of Netupdate which would be required to be accrued on a closing date balance sheet of Netupdate prepared in accordance with Generally Accepted Accounting Principles; (3)  all obligations of performance related to existing contracts, customer hosting agreements and customer service agreements; and (4)  all liabilities and obligations of performance arising after the closing related to the accrued vacation obligations and similar obligations of Netupdate for paid time off with respect to any transferred employees.

Most Home will issue earn-out shares with a maximum value of $2,000,000 over a three year fiscal period. Most Home shall pay and deliver to Netupdate or its designee, within thirty (30) days following the end of each of the first three fiscal year-end periods (for avoidance of doubt, within thirty (30) days following each of July 31, 2008, July 31, 2009, and July 31, 2010) following the closing, a number of restricted common shares of Most Home, subject to SEC Rule 144, but with "piggyback" registration rights.  The number of common shares deliverable in each of such three delivery periods shall be (i) thirty-three percent (33%) of the amount of "Platform Revenue Gross Margin," as defined below, divided by (ii) the average volume-weighted price of Most Home's common shares for the twenty (20) trading days prior to but not including the last trading day of each of such three periods.  Platform Revenue Gross Margin shall mean Gross Margin earned based on Generally Accepted Accounting Principles, consistently applied, and consistent with Netupdate's past accounting policies, from subscription fees, transaction fees, set-up fees and professional service fees in each case related to the sale of products that are included in, arise out of or relate to the purchased assets, including but not limited to Originator Pro, eMortgageware, XPA and Consumer. In addition, if Most Home sells substantially all the assets that then constitute the business of Netupdate, prior to July 31, 2009, then Most Home shall also pay Netupdate or its designee, within thirty (30) days following the consummation of such sale, a number of common shares which shall be (i) twenty-five percent (25%) of the amount of the purchase price received from such sale, divided by (ii) the average volume-weighted price of common shares of Most Home for the twenty (20) trading days prior to but not including the day of the sale.  Further, if Most Home, or any subsidiary that owns substantially all of the assets acquired from Netupdate, engages in a sale of substantially all of its assets or in a transaction that would be deemed a change of control transaction; then Netupdate or its designee shall be entitled to receive, upon the closing of that transaction, a payment which shall equal the lesser of (i) Two Million Dollars ($2,000,000) or (ii) twenty five percent (25%) of such sales proceeds, minus any amounts paid under this earn-out provision prior to the closing of such transaction. Notwithstanding anything to the contrary herein, Most Home may assign all or a portion of the purchased assets to a wholly-owned subsidiary without triggering the payments described above. Notwithstanding anything to the contrary herein, the consideration paid under this paragraph shall not exceed Two Million Dollars ($2,000,000) in value. The purchasers of the Most Home earn-out common shares will be "accredited investors" as such term is defined under Regulation D.

The closing of the Agreement is set for February 1, 2008 and the Agreement is subject to shareholder approval from the Netupdate shareholders.

Item 2.01   Completion of Acquisition or Disposition of Assets

The information provided in Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 3.02   Unregistered Sales of Equity Securities

The information provided in Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events

On January 14, 2008, the Corporation issued a press release announcing the execution of the Agreement. The press release is attached as exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)      Financial Statements of Business Acquired.

In accordance with Item 9(a) of Form 8-K, the financial statements of the business acquired shall be provided no later than 71 days after the date on which this Current Report must be filed.

(b)      Pro Forma Financial Information.

In accordance with Item 9(b) of Form 8-K, the pro forma financial information required to be filed under Article 11 of Regulation S-X shall be provided no later than 71 days after the date on which this Current Report must be filed.

(c)      Exhibits

INDEX TO EXHIBITS
Exhibit No.	Description
99.1	Press Release dated January 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOST HOME CORP.
Date: January 16, 2008	By: /s/ Michael Schutz Michael Schutz